Exhibit 4.1

 AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (the “Amendment”) is dated as of August 4, 2015 and amends that certain Rights Agreement dated as of August 10, 2004, as amended (the “Rights Agreement”) between GYRODYNE COMPANY OF AMERICA, INC., a New York corporation (the “Company”), and COMPUTERSHARE INC., a Delaware corporation (as successor in interest to Registrar and Transfer Company, a New Jersey corporation) (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the approval of the Board Directors of the Company on August 10, 2004, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

WHEREAS, in accordance with Section 26 of the Rights Agreement, for as long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, amend any provision of the Rights Agreement without the approval of any holders of the Rights; and

WHEREAS, the Company and the Rights Agent entered into Amendment No. 1 to Rights Agreement dated as of August 8, 2014 to extend the expiration date of the Rights (as defined in the Rights Agreement) from August 11, 2014 to August 11, 2015; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement further in accordance with Section 26 of the Rights Agreement to change the expiration date of the Rights from August 11, 2015 to August 11, 2016; and

WHEREAS, the Board of Directors of the Company has authorized and adopted this Amendment at a meeting of directors duly called and held; and

WHEREAS, the Rights Agent is hereby directed to join in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.     Definitions. Capitalized terms used herein that are defined in the Rights Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.

2.     Amendments to Rights Agreement.

2.1     Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

Section 7. Exercise of Rights; Exercise Price; Expiration Date of Rights. (a) The Rights shall not be exercisable until, and shall become exercisable on, the Distribution Date (unless otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 7(e) and 23(a) hereof). Except as otherwise provided herein, the Rights may be exercised, in whole or in part, at any time commencing with the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and certificate on the reverse side thereof duly executed (with signatures duly guaranteed), to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each Right exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earlier of (i) August 11, 2016 (or if the Distribution Date shall have occurred before August 11, 2016 , at the Close of Business on the 90th day following the Distribution Date) or (ii) the date on which the Rights are redeemed as provided in Section 23 hereof (such earlier date being herein referred to as the "Expiration Date").

2.2      The fifth paragraph of the Summary of Rights to Purchase Common Stock, attached to the Rights Agreement as Exhibit A, is hereby amended and restated to read in its entirety as follows:

The Rights are not exercisable until the Distribution Date. Unless earlier redeemed by the Corporation as described below, the Rights will expire at the close of business on August 11, 2016 (the "Expiration Date") (or, if the Distribution Date shall have occurred before August 11, 2016, at the close of business on the 90th day following the Distribution Date).

2.3     The legend at the top of the form of rights certificate, attached to the Rights Agreement as Exhibit B, is hereby amended and restated to read in its entirety as follows:

NOT EXERCISABLE AFTER (I) AUGUST 11, 2016, OR (II) IF THE DISTRIBUTION DATE (AS DEFINED BELOW) SHALL HAVE OCCURRED BEFORE THE DATE SPECIFIED IN CLAUSE (I), THE DATE WHICH IS NINETY (90) DAYS AFTER THE DISTRIBUTION DATE, OR EARLIER IF REDEEMED. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE CORPORATION AND UNDER CERTAIN OTHER CIRCUMSTANCES, AT $0.005 PER RIGHT (SUBJECT TO ADJUSTMENT), ON THE TERMS SET FORTH OR REFERRED TO IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE RIGHTS AGREEMENT (AS REFERRED TO BELOW), RIGHTS ISSUED TO OR BENEFICIALLY OWNED BY ACQUIRING PERSONS OR THEIR AFFILIATES OR ASSOCIATES (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS SHALL BE NULL AND VOID AND MAY NOT BE TRANSFERRED TO ANY PERSON.

2.4     The first paragraph of the form of rights certificate, attached to the Rights Agreement as Exhibit B, is hereby amended and restated to read in its entirety as follows:

This certifies that _________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of August 10, 2004 and amended as of August 8, 2014 and as of August 4, 2015 (as so amended, the "Rights Agreement") between Gyrodyne Company of America, Inc. (the "Corporation"), and Registrar and Transfer Company, (the "Rights Agent"), to purchase from the Corporation at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 p.m. (New York City time) on August 11, 2016 (or if the Distribution Date shall have occurred before August 11, 2016, at the close of business on the 90th day following the Distribution Date) at the office of the Rights Agent designated in the Rights Agreement for such purpose, or its successor as Rights Agent, one fully paid nonassessable share of Common Stock, $1.00 par value per share, of the Corporation (the "Common Stock") at a purchase price of $75.00, as the same may from time to time be adjusted in accordance with the Rights Agreement (the "Exercise Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase attached hereto duly executed.

3.     Ratification of Rights Agreement. Except as specifically modified by this Amendment, the Rights Agreement remains in full force and effect and is hereby ratified, confirmed and reaffirmed for all purposes and in all respects.

4.     Successors. This Amendment shall be binding upon the Company and the Rights Agent and their respective successors and assigns, and shall inure to the benefit of the Company and the Rights Agent and the successors and assigns of the Company and the Rights Agent.

5.     Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

6.     Execution in Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Rights Agreement to be duly executed, all as of the day and year first above written.

GYRODYNE COMPANY OF AMERICA, INC.

By: /s/ Frederick C. Braun III
Name: Frederick C. Braun III
Title: Chief Executive Officer

COMPUTERSHARE INC.

By: /s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration